August 13, 2018

Dear Stockholder:

As we previously reported, the board of directors (the “Board”) of Strategic Storage Growth Trust, Inc. established a special committee comprised solely of our independent directors (the “Committee”) to conduct a review of strategic alternatives and address any potential conflicts of interest.

In connection with the review of strategic alternatives by the Committee, on August 10, 2018, the Board approved the suspension of our distribution reinvestment plan (the “DRP”) and share redemption program (the “SRP”). Under the DRP, the Board may amend, suspend or terminate the DRP for any reason upon 10 days’ written notice to the participants of the DRP and under the SRP, the Board may amend, suspend or terminate the SRP with 30 days’ notice to our stockholders. Therefore, the suspension of the DRP will be effective on August 23, 2018 and the suspension of the SRP will be effective on September 12, 2018, or 10 days and 30 days, respectively, after the date of this letter and a corresponding current report on Form 8-K filed with the Securities and Exchange Commission providing notice of the aforementioned suspensions.

Consistent with the terms of the DRP, distributions declared by the Board for the month of July 2018, which will be paid on or about August 15, 2018, will not be affected by this suspension. However, beginning with the distributions declared by the Board for the month of August 2018, which are payable in September 2018, and continuing until such time as the Board may approve the resumption of the DRP, if ever, all distributions declared by the Board will be paid to our stockholders in cash. If you are not currently enrolled in the DRP, nothing will change. If you are currently enrolled in the DRP, starting in September 2018, you will now receive your monthly distributions in cash. For non-custodial accounts, a check will be mailed to your address of record currently on file. If you believe you may need to update this address, please complete the “Change of Address” section of the “Account Update Form”. If you would rather have your distribution payments sent to a financial institution, please complete the “Distribution Instruction” section of that same form. This form can be found under the “Investor Documents” section of the Company’s website, located at: www.strategicreit.com/site/ssgt. For custodial accounts, IRAs and other qualified accounts, distributions will be paid to the appropriate custodian or trust company of record, as applicable.

Consistent with the terms of the SRP, all redemption requests received, and not withdrawn, on or prior to the last day of the applicable quarter are processed on the last business day of the month following the end of the quarter in which the redemption requests were received. Accordingly, redemption requests received during the second quarter of 2018 were processed on July 31, 2018, and redemption requests received during the third quarter of 2018 ordinarily would have needed to be received on or prior to September 30, 2018 and would have been processed on October 31, 2018. However, the effective date of the aforementioned suspension of the SRP will occur prior to September 30, 2018. Accordingly, any redemption requests received during the third quarter of 2018, or any future quarter, including any redemption requests received to date, will not be processed until such time as the Board may approve the resumption of the SRP, if ever.

We would also like to take this time to make our stockholders aware that you may be contacted in the near future by a third party in an attempted tender offer for the purchase of your shares. When companies suspend their SRPs, it is not uncommon for such third parties to contact stockholders in an attempt to purchase shares at a substantially discounted price to the current estimated net asset value per share. While we are not currently aware of any such tender offers, and while we are unable to evaluate the merits of any potential tender offers at this time, we want to make you aware, as such third party attempts may not be in your best interest. If we become aware of any specific tender offer, we intend to communicate with our stockholders at that time for our recommended course of action.

Thank you for your investment and your continued support as we explore our strategic alternatives.

Sincerely,

STRATEGIC STORAGE GROWTH
TRUST, INC.

By:
H. Michael Schwartz
Chief Executive Officer